UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 7, 2011 (July 7, 2011)

US DATAWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-15835	84-1290152

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Sugar Creek Blvd., 5th Floor Sugar Land, Texas	77478

(Address of principal executive offices)	(Zip Code)

(281) 504-8000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 7, 2011 but effective as of June 30, 2011, US Dataworks, Inc. (the “Company”) and Silicon Valley Bank (“SVB”) entered into that certain Fourth Amendment to Amended and Restated Loan and Security Agreement (the “Fourth Amendment”) pursuant to which SVB and the Company have agreed to certain modifications to that certain Amended and Restated Loan and Security Agreement dated October 27, 2010 between the Company and SVB, as subsequently amended by that certain Forbearance and First Amendment to Amended and Restated Loan and Security Agreement dated February 8, 2011, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated May 9, 2011 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated June 7, 2011 (the “Current Loan Agreement”).  Specifically, the Fourth Amendment amends the Current Loan Agreement as follows: (i) the maturity date of the asset-based accounts receivable line of credit (the “A/R Line”) is extended to June 28, 2012; (ii) the Company is required to make the following additional principal payments on the term loan to be applied in the inverse order of their maturity: $36,667 on July 7, 2011 and $30,000 on August 1, 2011; (iii) beginning in August 2011, the Company will make additional principal payments on the term loan to be applied in the inverse order of their maturity in an amount equal to 3% of its daily collections; (iv) the borrowing availability under the A/R Line is increased to 85% of eligible receivables; (v) the finance charges applicable to the A/R Line are increased to 2.20% above SVB’s prime rate applied to full face amount of the receivable plus a collateral handling fee of 0.25% per month applied to the full face amount of the receivable except that if the Company’s adjusted quick ratio is greater than 1.00, the finance charge will be reduced to 1.25% above SVB’s prime rate applied to full face amount of the receivable plus a collateral handling fee of 0.10% per month applied to the full face amount of the receivable; (vi) Section 6.7 of the Current Loan Agreement is revised to (A) set the minimum EBITDA requirement for the three months ending June 30, 2011 to ($103,000), (B) set the minimum EBITDA requirement for the three months ending July 31, 2011 to ($60,000) and (C) thereafter, replace the EBITDA covenant with a minimum liquidity ratio covenant that requires the Company  to maintain a liquidity ratio of at least 1.20 at all times  but measured at the end of each month where the liquidity ratio is defined as (A) cash on hand plus net accounts receivable less financed receivables divided by (B) the total SVB term debt outstanding; (vii) Section 6.7 of the Current Loan Agreement was amended to add an additional financial covenant beginning in September 2011 that requires the Company to maintain a fixed charge coverage ratio of at least 1.30 at all times but tested at the end of each month based on a trailing three-month total where the fixed charge coverage ratio, for a particular three-month period, is defined as (A) EBITDA minus capital expenditures (including capitalized software) for such three-month period divided by (B) the total of interest, principal and taxes paid during such three-month period; (viii) Section 6.7 of the Current Loan Agreement was amended to provide that all financial covenants will automatically be eliminated when the term loan is paid in full; (ix) Section 7.9 of the Current Loan Agreement was amended to provide that no payments of any subordinated debt can be made without the prior written consent of SVB until the term loan is paid in full; (x) all early termination fees were eliminated; and (xi) the following additional reporting requirements were imposed on the Company: (A) delivery of audited annual financial statements with an unqualified opinion from the Company’s auditors no later than 120 days after the end of the Company’s fiscal year and (B) delivery of the Company’s board-approved annual fiscal year financial projections no later than April 30 of the particular fiscal year.  In consideration for the Fourth Amendment, the Company paid a facility fee of $5,000 to SVB.  The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the Fourth Amendment, a copy of which is attached to this Current Report as an exhibit and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(a)	Exhibits

10. 1           Fourth Amendment to Amended and Restated Loan and Security Agreement by and between US Dataworks, Inc. and Silicon Valley Bank dated as of June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2011
US DATAWORKS, INC.

	By:	/s/ Charles E. Ramey
Charles E. Ramey
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10. 1 Fourth Amendment to Amended and Restated Loan and Security Agreement by and between US Dataworks, Inc. and Silicon Valley Bank dated as of June 30, 2011.